EXHIBIT 99.1

Remark Holdings Announces Fiscal Year 2021 Financial Results

Annual Revenue Increases 58% to $16.0 Million
Full Year Earnings Per Share Total $0.27

LAS VEGAS, NV - March 31, 2022 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal year ended December 31, 2021.
Management Commentary
“Fourth quarter 2021 revenue of $6.3 million represented a 33% increase compared to the fourth quarter of 2020, and powered a 58% year-over-year increase. Adoption of our AI-powered solutions came from diverse industries including construction, infrastructure, banking and education,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Our AI-driven security solutions are currently being evaluated for several U.S.-based infrastructure projects in the rail and public safety industries as well as for border control.”
Fiscal Year 2021 Business Highlights
•Beginning in the third quarter of 2021, pandemic prevention controls at school campuses became a national priority in China. Additionally, regional and local governments implemented policies to increase automated campus administration. Such initiatives increased demand for smart campus solutions, and by the end of 2021 Remark’s solutions were delivered to over 400 elementary schools, with a market opportunity of 160,000 schools in major cities.
•AI solutions were utilized in the construction industry to monitor safety protocols at building sites, and to ensure safety codes for heavy equipment and personnel in construction zones were being followed. Business development is expected to continue throughout China for manufacturing and other industrial applications.
•KanKan continued work with China Mobile to install KanKan AI’s smart community offerings. Despite pandemic related slowdowns, implementations continue at over 150 residential communities. Solutions include access control for vehicles, residents, and delivery personnel, additional applications include elderly and child safety, elevator access control, restricted area access control, behavioral analysis, and messaging via communication screens.
•Remark began development of VegasVerz, an augmented and virtual reality app platform powered by Remark AI, in partnership with a world renowned hospitality conglomerate and an acclaimed music company in order to enhance the customer experience by offering fun interactive games that bridge the physical and virtual worlds. In addition, Remark partnered with isMedia to launch a non-fungible token (“NFT”) platform, with a drop anchored by the intellectual property collection of its Bikini.com subsidiary, expected to launch in mid-2022. The first phase of the carefully-curated NFT platform will feature collectible NFTs from Bikini.com’s influencers.
•Remark AI achieved a top-five ranking in computer-vision testing (the Face Recognition Vendor Test, or “FRVT”) conducted by the U.S. National Institute of Standards and Technology. Specifically, 198 systems were tested in the FRVT for their ability to verify that a person is wearing a face mask.

•During the year, Remark announced a collaboration with Brightline, the only provider of modern, eco-friendly ntercity rail in the United States, to implement Remark’s Smart Safety Platform for unauthorized intrusion detection while working with Brightline to incorporate AI in additional technologies for other applications.

Fiscal Year 2021 Financial Results
•Revenue for fiscal year 2021 totaled $16.0 million, up 58% from $10.1 million during fiscal year 2020.
◦Revenue in China grew by $4.3 million in 2021 to $12.2 million due to increased completions of AI-related projects, including bank branch conversions and ongoing projects with school districts.
◦Revenue from the U.S. was positively impacted by the completion of an AI data intelligence project with a new customer which offset a decrease in revenue from our biosafety business. Total US revenue increased by $1.5 million, or 68%, to $3.8 million.
•Gross profit improved to $4.5 million in fiscal 2021 from $3.7 million in fiscal 2020 commensurate with increased revenue. Increased cost of revenue from a data analytics project was almost entirely offset by lower cost of revenue from our biosafety business.
•The company incurred an operating loss of $13.9 million in 2021, a slight improvement from the operating loss of $14.2 million in 2020. Sales and marketing expense declined as startup costs associated with the biosafety business did not repeat. Increased technology and development expense came from new product development for the Smart Sentry product that is expected to be utilized by railway customers. Fiscal year 2021 general and administrative expense increased primarily from $3.5 million of share-based compensation from the recognition of the 2020 stock option issuance that did not have an accounting grant date until July 2021.
•Net income totaled $27.5 million, or $0.27 per diluted share in the fiscal year ended December 31, 2021, compared to net loss of ($13.7 million), or ($0.16) per diluted share in the fiscal year ended December 31, 2020. Net income was positively impacted by recording a $43.6 million gain on the revaluation of the investment in Sharecare, which was slightly offset by $2.3 million of interest expense.
•At December 31, 2021, the cash balance totaled $14.2 million, compared to a cash position of $0.9 million at December 31, 2020. Cash increased primarily due to $32.2 million in net proceeds from debt issuances and $5.7 million in proceeds from a stock issuance, which were partially offset by debt repayments and payments of other operating liability payments.
“For fiscal year 2022, we anticipate continued growth in both our US and China AI businesses. Additionally, we have a robust pipeline of business opportunities in Europe which represents a previously untapped market. Finally, we will be introducing several new initiatives in the NFT and metaverse spaces in the coming months that are powered by our AI technology,” concluded Mr. Tao.
Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.

The live conference may be accessed via telephone or online webcast.
Date: Thursday, March 31, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-Free Number: 800.239.9838
International Number: 323.794.2551
Conference ID: 5585955

Online Webcast: https://themediaframe.com/mediaframe/webcast.html?webcastid=NaLJr4Ne.

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A replay of the call will be available after 7:30 p.m. Eastern time on the same day through April 5, 2022.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 5585955
About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK), its subsidiaries, and the variable-interest entities that the company consolidates, constitute a diversified global technology business with leading artificial intelligence (“AI”) and data-analytics, as well as a portfolio of digital media properties The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, urban life cycle and workplace and food safety arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company's corporate headquarters and U.S. operations are based in Las Vegas, Nevada, and it also maintain operations in London, England and Shanghai, China. The operations of the variable interest entities the company consolidates are headquartered in Chengdu, China with additional operations in Hangzhou. For more information, please visit the company's website at http://www.remarkholdings.com/.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.
Company Contacts
E. Brian Harvey
Senior Vice President of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702-701-9514
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626.623.2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Cash	$14,187	$854
Trade accounts receivable, net	10,267	5,027
Inventory, net	1,346	874
Investment in marketable securities	42,349	—
Prepaid expense and other current assets	6,363	2,043
Total current assets	74,512	8,798
Property and equipment, net	357	321
Operating lease assets	194	492
Investment in unconsolidated affiliate	—	1,030
Other long-term assets	440	670
Total assets	$75,503	$11,311
Liabilities
Accounts payable	$10,094	$8,589
Accrued expense and other current liabilities	5,963	6,660
Contract liability	576	310
Notes payable, net of unamortized discount and debt issuance cost of $2,189 and zero at December 31, 2021 and 2020, respectively	27,811	1,500
Total current liabilities	44,444	17,059
Long-term debt	—	1,425
Operating lease liabilities, long-term	25	194
Warrant liability	—	1,725
Total liabilities	44,469	20,403

Commitments and contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 105,157,769 and 99,505,041 shares issued and outstanding at December 31, 2021 and 2020, respectively	105	100
Additional paid-in-capital	364,239	351,546
Accumulated other comprehensive income	(270)	(226)
Accumulated deficit	(333,040)	(360,512)
Total stockholders’ equity (deficit)	31,034	(9,092)
Total liabilities and stockholders’ equity (deficit)	$75,503	$11,311

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Revenue, including $3.8 million from China Business Partner	$15,990	$10,145
Cost and expense
Cost of revenue (excluding depreciation and amortization)	11,455	6,422
Sales and marketing	971	1,848
Marketing expense (recovery) - China Business Partner activity	(1,530)	1,530
Technology and development	4,692	4,142
General and administrative	14,120	9,368
Depreciation and amortization	191	308
Impairments	—	772
Other operating expense	—	—
Total cost and expense	29,899	24,390
Operating loss	(13,909)	(14,245)
Other income (expense)
Interest expense	(2,308)	(1,342)
Other income (expense), net	(592)	—
Change in fair value of warrant liability	123	(1,610)
Gain on investment revaluation	43,642	—
Gain on debt extinguishment	425	—
Gain on lease termination	—	3,582
Other gain (loss), net	100	(70)
Total other income, net	41,390	560
Income (loss) from before income taxes	27,481	(13,685)
Provision for income taxes	(9)	—
Net income (loss)	$27,472	$(13,685)
Other comprehensive loss
Foreign currency translation adjustments	(44)	1
Comprehensive income (loss)	$27,428	$(13,684)

Weighted-average shares outstanding, basic	101,362	85,578
Weighted-average shares outstanding, diluted	101,719	85,578

Net income (loss) per share, basic	$0.27	$(0.16)
Net income (loss) per share, diluted	$0.27	$(0.16)